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                                                                    EXHIBIT 99.1



CONTACT: David B. Cook, President               FOR IMMEDIATE RELEASE
(606)248-1095


           HFB FINANCIAL CORPORATION ANNOUNCES PLANNED ACQUISITION OF HARLAN, KENTUCKY BRANCH OF NATIONAL CITY BANK OF KENTUCKY

Middlesboro, Kentucky June 1, 1999 HFB Financial Corporation, the parent company of Home Federal Bank, announced that it has signed an agreement with National City Bank of Kentucky to acquire its Harlan, Kentucky branch office.

Under the terms of the Agreement, Home Federal will assume approximately $17.2 million of deposits from National City Bank. The acquisition is expected to be completed in three months and is subject to regulatory approval.

"This transaction will strengthen Home Federal's presence in Harlan County and will permit us to become a more effective competitor in that market. With our expanded branch network, we will be well positioned to deliver a full array of banking services to customers in Harlan County," said David B. Cook, President and Chief Executive Officer of the Company. "We are excited about welcoming National City's Harlan customers to Home Federal, and we are committed to providing our new customers with the highest level of service," added Mr. Cook.

HFB Financial Corporation is the holding company for Home Federal Bank, which serves Eastern Kentucky and Northeastern Tennessee from its main office in Middlesboro, Kentucky and branch offices in Harlan, Kentucky and New Tazewell, Tennessee. At March 31, 1999, HFB Financial Corporation had total assets of $192.2 million and stockholders' equity of $17.9 million.